Exhibit 99.1

Intellinetics Announces Adjournment of Annual Meeting of Stockholders Due to Lack of Quorum

COLUMBUS, OH – (June 23, 2022) – Intellinetics, Inc. (OTCQB: INLX) (the “Company”) announced that the Company’s 2022 Annual Meeting of Stockholders on June 22, 2022, at 10 a.m. was convened and adjourned, without any business being conducted, due to lack of the required quorum.

A quorum consists of a majority of the shares entitled to vote. There were fewer than a majority of shares entitled to vote present, either in person or by proxy at this meeting. The Annual Meeting therefore had no quorum and was adjourned to 3:00 p.m. (Eastern Time) on Tuesday, July 19, 2022 at the offices of the Company, 2190 Dividend Drive, Columbus, Ohio, 43228 to allow additional time for the Company’s stockholders to vote on the proposals set forth in the Company’s definitive proxy statement filed with the United States Securities and Exchange Commission (the “SEC”) on May 2, 2022.

Only stockholders of record as of the record date, April 27, 2022, are entitled to and are being requested to vote. At the time the annual meeting was adjourned, proxies had been submitted by stockholders representing approximately 29% of the shares of the Company’s common stock outstanding and entitled to vote at the annual meeting. Proxies previously submitted in respect of the annual meeting will be voted at the adjourned annual meeting unless properly revoked, and stockholders who have previously submitted a proxy or otherwise voted need not take any action.

The Company encourages all stockholders of record on April 27, 2022, whom have not yet voted, to do so by July 18, 2022 at 11:59 p.m. (Eastern Time). Shareholders who have any questions or require any assistance with completing a proxy or voting instruction form or who do not have the required materials, may contact us at the phone number or email address below.

If the number of additional shares of common stock voted at the adjourned Annual Meeting is not sufficient to reach a quorum, the Company intends to adjourn the Annual Meeting again, which will require the Company to incur additional costs.

Important Information

This material may be deemed to be solicitation material in respect of the Annual Meeting to be reconvened and held on July 19, 2022. In connection with the Annual Meeting, the Company filed a definitive proxy statement with the SEC on May 2, 2022. BEFORE MAKING ANY VOTING DECISIONS, SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. The definitive proxy statement was mailed to shareholders who are entitled to vote at the Annual Meeting. No changes have been made in the proposals to be voted on by stockholders at the Annual Meeting. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s website at sec.gov or the Company’s website intellinetics.com/2022-proxy-materials/.

About Intellinetics, Inc.

Intellinetics, Inc., located in Columbus, Ohio, empowers organizations to manage, store and protect their important documents and data. The company offers its IntelliCloudTM content management platform, in addition to business process outsourcing (BPO), document and micrographics scanning services, and records storage. Intellinetics guides companies through the digital transformation process to reduce risk, strengthen compliance and enable anytime, anywhere access to mission critical forms and documents. From highly regulated industries like Healthcare/Human Service Providers, K-12, Public Safety, and State and Local Governments, to businesses looking to move away from paper-based processes, Intellinetics is the all-in-one, compliant, document management solution. For additional information, please visit www.intellinetics.com.

CONTACT:

Joe Spain, CFO

Intellinetics, Inc.

614.921.8170 investors@intellinetics.com